Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI REJECTS "VILE" ALLEGATIONS
BY CALIFORNIA CONTROLLER
Company Cites Westly for Political Grandstanding

Arlington, Va., July 7, 2004 -- CACI International Inc (NYSE: CAI) today said California State Controller Steve Westly is guilty of political grandstanding with vile and unsubstantiated accusations that contractors in Iraq are profiting from torture.

CACI issued the following statement in response to a press release by Mr. Westly, who yesterday cited CACI in urging the California State Teacher's Retirement Fund to halt investment in "companies looking to profit from the torture of human beings."

"CACI is appalled by yesterday's baseless, inflammatory and malicious press release by California State Controller Steve Westly. While posing as a protector of "common decency" and corporate ethics, Mr. Westly appears, in fact, to be chasing headlines for his own political benefit. He has taken an Alice-In-Wonderland approach: "Sentence first -- verdict afterwards".

"As we have said repeatedly, CACI does not condone or tolerate illegal acts or behavior by its employees and we will act quickly and forcefully in the unfortunate event the evidence shows that any of our employees acted improperly. But unlike Mr. Westly, we are waiting to see the evidence before rushing to judgment."

"It is deplorable for Mr. Westly to rush to judgment with such broad and malicious accusations while investigations are still under way. He seems to have ignored some critical facts:

To date, no charges have been filed against any employee of CACI or, as far as we know, any other private company in this matter.
No CACI employees are in any of the alarming photographs that have been published.
CACI is aware only of a single vague allegation, in an unreleased report that has been illegally leaked to the media, about possible misconduct by one CACI employee.
CACI is fully cooperating with all official inquiries.
CACI is also working on its own to determine the facts of the matter, and has not found any evidence of wrongdoing.

"We agree with Mr. Westly that torture is appalling and intolerable. There is no evidence of any kind that CACI supports, condones or participates in such inappropriate conduct. Mr. Westly's attempt to brand CACI with this label is both vile and irresponsible, and contradicts the very decency he says he supports."

"CACI has a special interest in this matter. For 42 years, CACI has proudly and successfully provided support services to government and private sector customers. At the request of the U.S. Army, it has provided a small number of qualified interrogators because the Army does not have sufficient interrogation personnel available for assignment to Iraq. CACI expects its employees to conduct themselves properly at all times and to comply with all laws and the rules of engagement."

"Mr. Westly ignores one of America's most precious principles -- the presumption of innocence. In our country, we collect the evidence before reaching a verdict or issuing a sentence. Mr. Westly has the process backwards."

Additional information, news releases and FAQs on CACI's Iraq business and these matters is up on CACI's website www.caci.com.

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For other information contact:

Jody Brown
Senior Vice President, Public Relations
(703) 841-7801, jbrown@caci.com